EX-99.77J REVALUATION

Exhibit 77(j)(b) - Restatement of Capital Accounts

For the period ended July 31, 2016, the O'Shaughnessy Funds made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed
Accumulated Net

Net Investment
Realized

Income/(Loss)
Gain/(Loss)
Paid-in Capital
All Cap Core Fund

$(640,786)
$(1,880,155)
$2,520,941
Enhanced Dividend Fund

1,624
(667,321)
665,697
Small Cap Value Fund

8
(8)
-
Small/Mid Cap Growth Fund

(12)
12
-

The reclassifications have no effect on net assets or net asset value per share.